Exhibit 99.1

Patria Latin American Opportunity Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing May 4, 2022

Grand Cayman, Cayman Islands – May 2, 2022 – Patria Latin American Opportunity Acquisition Corp. (“Patria” or the “Company”) announced that, commencing May 4, 2022, holders of the units sold in the Company’s initial public offering of 23,000,000 units completed on March 14, 2022, including the units sold pursuant the full exercise of the underwriter’s over-allotment option of 3,000,000 units, may elect to separately trade the Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “PLAO” and “PLAOW,” respectively. Units not separated will continue to trade on Nasdaq under the symbol “PLAOU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (212) 834-4533 or by emailing at prospectus-eq_fi@jpmchase.com; Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146.

About Patria Latin American Opportunity Acquisition Corp.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or sector, geography, or stage, the Company intends to focus its search in Latin America and in sectors where Patria has developed investment expertise (including but not limited to healthcare, food and beverage, logistics, agribusiness, education, and financial services). The Company’s sponsor is associated with the Brazilian asset management firm Patria Investimentos Ltda.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Investor Contacts

Josh Wood

Andre Medina

plg@patria.com

t +1 345 640 4900